Washington, D.C. Office

 Los Angeles Office

Administrative Office

One Metro Center

Watt Plaza

28631 Lapine Avenue

700 12th Street NW, Suite 700

1875 Century Park East, 6th Floor

 Santa Clarita, CA 91390

Washington, DC 20005

Los Angeles, California 90067

Tel (661) 713-6843

Tel (202) 261-0660

Tel (310) 407-8626 • Fax (661) 438-3080

www.seclawusa.com

October 29, 2019

Rise Gold Corp. Suite 650 – 669 Howe Street Vancouver, British Columbia V6C 0B4

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing with the Securities and Exchange Commission (the “Commission”) by Rise Gold Corp., a Nevada corporation (the “Company”), of a Registration Statement on Form S-1 (the “Registration Statement”), including that certain related prospectus to be filed with the Commission (the “Prospectus”) under the Securities Act of 1933, as amended, relating to the resale from time to time by the selling stockholders named in the Prospectus (the “Selling Stockholders”) of up to a total of 95,903,811 shares of the Company’s common stock, $0.001 par value (the “Shares”), consisting of up to (i) 56,194,566 outstanding Shares (the “Outstanding Shares”), (ii) 5,184,068 Shares (the “July 2019 Warrant Shares”) issuable upon exercise of common stock purchase warrants issued July 3, 2019 and exercisable at a price per Share of $0.10 (the “July 2019 Warrants”), (iii) 23,025,177 Shares (the “August 2019 Warrant Shares”) issuable upon exercise of common stock purchase warrants issued August 19, 2019 and exercisable at a price per Share of $0.10 (the “August 2019 Warrants”), and (iv) 11,500,000 Shares (the “September 2019 Warrant Shares”) issuable upon exercise of common stock purchase warrants issued September 9, 2019, as described in the Registration Statement. The July 2019 Warrant Shares, the August 2019 Warrant Shares and the September 2019 Warrant Shares are collectively referred to as the “Warrant Shares” and the July 2019 Warrants, the August 2019 Warrants and the September 2019 Warrants are collectively referred to as the “Warrants.”

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus; the Company’s articles of incorporation, as amended to date; the Company’s Bylaws as in effect on the date hereof; the form of certificates representing the Warrants; and certain resolutions and minutes of meetings of the Board of Directors of the Company relating to the issuance of the Outstanding Shares, the Warrants and the Warrant Shares and the filing of the Registration Statement. We have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates, and other instruments of the Company, certificates of officers, directors and representatives of the Company, certificates of

October 29, 2019

public officials, and such other documents as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to matters of fact material to our opinion, we have relied, without independent verification, on certificates and other inquiries of officers of the Company. We have assumed without investigation the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof, the accuracy and completeness of all records made available to us by the Company, and that all offers and sales of the Shares will be made in compliance with the securities laws of the states having jurisdiction thereof. We have also assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and will continue to be effective at the time of any resale of the Shares, (ii) if necessary, a prospectus supplement will have been prepared and filed with the Commission describing any Shares offered thereby by any Selling Stockholders, (iii) all Shares will be sold in the manner stated in the Registration Statement and, if necessary, the applicable prospectus supplement, and (iv) at the time of the offering, there will not have occurred any changes in the law affecting the authorization, execution, delivery, validity or enforceability of the Shares. The opinion set forth in this letter is limited solely to the federal laws of the United States and the applicable laws of the State of Nevada. We express no opinion with respect to any other laws.

Based upon the foregoing, and in reliance thereon, we are of the opinion that the Outstanding Shares are, and upon the due exercise of the Warrants in accordance with their terms the Warrant Shares will be, validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ SecuritiesLawUSA, PC

SecuritiesLawUSA, PC